Exhibit 10.1

BOISE CASCADE COMPANY

DIRECTORS DEFERRED COMPENSATION PLAN

As amended through October 30, 2013

BOISE CASCADE COMPANY
DIRECTORS DEFERRED COMPENSATION PLAN

1.    Purpose of the Plan. The purpose of the Boise Cascade Company Directors Deferred Compensation Plan (the "Plan") (formerly the Boise Cascade Holdings, L.L.C. Directors Deferred Compensation Plan) is to further the growth and development of Boise Cascade Company (the "Company") by providing directors the opportunity to defer a portion of their cash compensation and thereby encourage their efforts on behalf of the companies. The Plan is also intended to provide Participants with an opportunity to supplement their retirement income through deferral of current compensation. The Plan is an unfunded plan.

2.    Definitions.

2.1    Board. The Board of Directors of Boise Cascade Company

2.2    Compensation. With respect to years prior to 2014, a Participant's fees, payable in cash, for services rendered by a Participant as a Director of Boise Cascade Holdings, L.L.C. during a calendar year; beginning January 1, 2014, a Participant’s fees, payable in cash, for services rendered by a Participant as a Director of the Company during a calendar year. Compensation shall not include any amounts paid to a Participant that are not strictly in consideration for personal services, such as expense reimbursements. Compensation shall not include any taxable income realized by, or payments made to, a Director as a result of the grant, exercise, or payment of any equity award issued by the Company or any subsidiary or affiliate or as a result of the disposition of such equity award, unless the Board determines that the award shall be included in Compensation.

2.3    Deferral Election. A Participant’s election to defer all or part of his or her Compensation.

2.4    Deferred Account. The record maintained by the Company for each Participant of the cumulative amount of Compensation deferred pursuant to this Plan and imputed interest, gains or losses on those amounts accrued as provided in Section 4.6.

2.5    Deferred Compensation Agreement. Collectively, a Participant’s Deferral Election and Distribution Election.

2.6    Director. With respect to deferrals made prior to January 1, 2014, an individual who is a member of the Board of Directors of Boise Cascade Holdings, L.L.C., and, beginning January 1, 2014 and with respect to deferrals made on or after that date, a member of the Board of Directors of Boise Cascade Company, in each case who receives a cash retainer and meeting fees in connection with the performance of services as a member of either Board.

2.7    Distribution Election. A Participant’s election of the method and timing of distribution of his or her Deferred Account.

2.8    Investment Account. Any of the accounts identified by the Board from time to time, described in Exhibit A, to which Participants may allocate all or any portion of their Deferred Accounts for purposes of determining the gains or losses to be assigned to the Deferred Accounts.

2.9    Normal Retirement Date. The date specified in the Company's Bylaws for the retirement of any Director.

2.10    Participant. A Director who has entered into a Deferred Compensation Agreement with the Company in accordance with the provisions of the Plan.

2.11    Termination.
(i) With respect to Participants who commence participation in the Plan on or after January 1, 2014, the Participant’s ceasing to be a member of the Board of Directors of the Company for any reason whatsoever, whether voluntarily or involuntarily.
(ii) With respect to Participants who commenced participation in the Plan prior to January 1, 2014, the Participant's ceasing to be a member of both the Board of Directors of the Company and the Board of Directors of Boise Cascade Holdings, L.L.C. for any reason whatsoever, whether voluntarily or involuntarily.

2.12    Unforeseeable Emergency. A severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant or his or her spouse, beneficiary or dependent (as defined in Internal Revenue Code section 152, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, such as medical expenses or funeral expenses for the Participant’s spouse, beneficiary or dependent (as defined earlier in this subsection). The determination of whether an event constitutes an Unforeseeable Emergency shall be made based on the facts and circumstances of the specific event.

3.    Administration and Interpretation. The Board shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Board may also adopt any rules it deems necessary to administer the Plan. The Board may delegate its administration responsibilities to any committee of the Board, and if the Board does so, references to the Board in this Plan shall be deemed to be references to the designated committee. The Board’s responsibilities for day-to-day administration and interpretation of the Plan shall be exercised by employees of the Company or a subsidiary who have been assigned those responsibilities by management. Any employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Board with respect to those responsibilities, unless limited in writing by the Board. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Sections 9 and 10.

4.    Participant Deferral and Distribution Elections.

4.1    Execution of Agreement. A Director who wishes to participate in the Plan must execute a Deferred Compensation Agreement either (a) for newly eligible individuals, within 30 days after first becoming eligible to participate in the Plan, or (b) prior to January 1 of the calendar year for which the Deferred Compensation Agreement will be effective.

4.2    Deferral Election. When a Director first becomes eligible to participate, he or she shall have the opportunity to make a Deferral Election which shall apply to Compensation earned beginning the first calendar quarter after such election is made. Each year thereafter, the Director shall have the opportunity to make a Deferral Election with respect to his or her Compensation earned in the following calendar year. Deferral Elections shall be made either by submission of a written Deferral Election Form in substantially the form provided in Appendix A or by completion of an online enrollment process, as designated by the Company. The Compensation otherwise earned by a Participant during the calendar year beginning after receipt of the Participant’s Deferral Election shall be reduced by the amount elected to be deferred. Deferral Elections are irrevocable as of the end of the period for executing the Deferred Compensation Agreement under Section 4.1 with respect to initial Deferral Elections, and as of the end of the annual enrollment period established by the Company pursuant to Section 4.3 with respect to subsequent Deferral Elections, except as otherwise provided in this Plan.

4.3    Change of Deferral Election. A Participant who wishes to change an election to defer Compensation for a future year may do so at any time by submitting a new Deferral Election during the annual enrollment period established by the Company prior to January 1 of the year for which the change in election is to be effective.

4.4    Distribution Election. At the time a Participant first elects to defer Compensation under Section 4.2, he or she must elect a distribution option for his or her Deferred Account either by submission of a written Distribution Election Form in substantially the form provided in Appendix A or by completion of an online enrollment process, as designated by the Company. Distribution Elections are irrevocable when made except as otherwise provided in this Plan. In addition, any Participant participated in the Plan prior to January 1, 2014, and who remains eligible to participate in the Plan as of January 1, 2014, may elect a new distribution option with respect to deferrals made on or after January 1, 2014. Any such election shall be made prior to January 1, 2014. If any such Participant does not make a new election, his or her prior distribution option shall continue to apply with respect to deferrals made on or after January 1, 2014.

4.5    Change of Distribution Election. A Participant may request, in writing, a change of his or her Distribution Election at any time. The new election must (a) defer commencement of distribution for at least 5 years from the date distribution would have commenced under the original Distribution Election and (b) be received by the Board at least 12 months prior to the commencement of distribution of the Participant's Deferred Account under the original Distribution Election. The Board shall approve the request if it meets the requirements of this section. Approved requests shall not take effect until 12 months after the date the request was submitted.

4.6    Deferred Account Allocations and Adjustments. The Company shall maintain a record of each Participant's Deferred Account balance, including deferrals and adjustments. Each Participant's Deferred Account shall be adjusted on a monthly basis to reflect the imputed interest, gains or losses attributable to the applicable Investment Account(s). Imputed interest will be credited to a Participant's account on the last day of each month. Computation of the imputed interest, gains or losses with respect to any Investment Account shall be at the Company's sole discretion.

4.7    Investment Accounts. If the only Investment Account offered is the Stable Value Account, Participants’ deferrals will be automatically allocated to the Stable Value Account. If more than one Investment Account is offered, the following terms apply:

4.7.1    Each Participant must allocate his or her current deferrals of Compensation to one or more of the offered Investment Accounts, either by submission of a written allocation form or by completion of an online allocation process, as designated by the Company and subject to any restrictions established by the Company.

4.7.2    Participants who are active Directors may from time to time change the allocation of prospective deferrals to or from any Investment Account on any business day, with any change effective as of the first calendar quarter beginning after the date of the change.

4.7.3    Participants who are active Directors may move all or any portion of their Deferred Account balance among any of the Investment Accounts, other than the Stable Value Account, on any business day, with any change effective as of the next business day.

4.7.4    Deferred Account balances allocated to the Stable Value Account may not be moved to any other Investment Account.

4.7.5    After Termination, a Participant may not change the allocation of his or her Deferred Account among Investment Accounts.

5.    Distributions.

5.1    Distributions in General. The Company shall distribute a Participant’s Deferred Account balance according to the Participant’s Distribution Election, except as otherwise provided in this Section 5. The designated payment date for purposes of Internal Revenue Code Section 409A shall be the date stated in the Participant’s Distribution Election, except as otherwise provided in this Section 5.

5.2    Interest, Gains and Losses after Termination. Unpaid balances shall continue to be credited with imputed interest, gains or losses based on the applicable Investment Account prospectively from the date of Termination until such amounts are distributed from the Plan.

5.3    Hardship Distribution. If an Unforeseeable Emergency occurs, a Participant may request a lump-sum distribution of an amount reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Determination of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation available due to the cancellation of the Participant’s Deferral Election pursuant to this Section 5.3. The Participant shall document, to the Board's satisfaction, that distribution of all or part of his or her account is necessary to satisfy the Unforeseeable Emergency. A Participant requesting a distribution under this Section must not have access to other funds, including proceeds of any loans, sufficient to satisfy the need. Upon receipt of a request under this Section, the Board may, in its sole discretion, direct the distribution of all or a portion of the Participant's account balance in a lump sum, to the extent necessary to satisfy the financial need. Any distribution will be made within 90 days of the Board’s receipt of such request. The Participant shall sign all documentation requested by the Board relating to the distribution. If a Participant receives a distribution from the Plan under this Section, his or her current Deferral Election shall be cancelled, and he or she shall not be eligible to participate in this Plan or any other nonqualified deferred compensation plan maintained by the Company or any subsidiary for a period of 12 months following the date of the distribution. The Participant may make a new Deferral Election during the next annual enrollment period following the conclusion of the 12‑month period.

5.4    Small Account Distributions. If a Participant's Deferred Account balance is less than $10,000 on the date of Termination, the Company shall promptly distribute the entire Deferred Account balance in a lump sum to the Participant within 90 days following the date of Termination, regardless of the Participant's Distribution Election, and the Participant shall have no further rights or benefits under this Plan.

5.5    Distributions Following Participant Death; Designation of Beneficiary. The Company shall make all payments to the Participant, if living. A Participant shall designate a beneficiary by filing a beneficiary designation in the form and manner prescribed by the Board. A Participant may change his or her beneficiary at any time by filing a new beneficiary designation in the form and manner prescribed by the Board. If a Participant dies either before benefit payments have commenced under this Plan or after benefits have commenced but before his or her entire Deferred Account has been distributed, his or her designated beneficiary shall receive any benefit payments in accordance with the Participant’s Distribution Election. If no designation is in effect when any benefits payable under this Plan become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant's estate. The designated payment date for distributions under this Section shall be the date of the Participant’s death.

5.6    Distributions Pursuant to a Domestic Relations Order.

5.6.1    A domestic relations order relating to benefits under this Plan shall be reviewed by the Company’s senior human resources officer or his or her delegate. The individual shall determine whether the order satisfies the definition in Internal Revenue Code Section 414(p). The Company may establish procedures for reviewing and processing a domestic relations order similar to the processing of domestic relations orders under the Company’s qualified plans.

5.6.2 The order must specify the name and last known mailing address and social security number of the Participant and each alternate payee. It must name the plan to which it applies. It must specify the percentage or amount of the Participant’s benefit which is payable to an alternate payee and the date as of which the amount or percentage is determined. The order cannot require the Plan to (a) pay any form of benefit not permitted under the Plan, (b) provide a benefit greater than the benefit to which the Participant is entitled, or (c) affect the benefits of another alternate payee with respect to whom a domestic relations order has previously been accepted by the Plan.

5.6.3 If the order is acceptable, a distribution to the alternate payee pursuant to the terms of the order shall be authorized as soon as administratively practicable without regard to the time distribution would be made to the affected Participant. If the order is not acceptable, that shall be communicated in writing to the

Participant and the alternate payee, including identification of the provisions of the order that cause it to be unacceptable.

6.    Miscellaneous.

6.1    Assignability. A Participant's rights and interests under the Plan may not be assigned or transferred except in the event of the Participant's death, as described in Section 5.5, or in the case of a domestic relations order, as described in Section 5.6.

6.2    Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld.

6.3    Form of Communication. Deferral Elections and Distribution Elections shall be made as provided in Sections 4.1 through 4.5. Beneficiary designations shall be made as provided in Section 5.5. Any other application, claim, notice, or other communication required or permitted to be made by a Participant to the Board or the Company shall be made in writing and in such form as the Board or Company may prescribe. Such communication shall be effective upon receipt by the Company’s corporate secretary at 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728.

6.4    Service Providers. The Company may, in its sole discretion, retain one or more independent entities to provide services to the Company in connection with the operation and administration of the Plan. Except as specifically delegated or assigned to any such entity in writing, the Board shall retain all discretionary authority under this Plan. No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between the Board, the Company or the Company’s subsidiary or affiliate and any such service provider.

7.    Amendment and Termination. The Board may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant's prior consent.

8.    Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

9.    Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company’s corporate secretary, who shall forward such claims to the Company’s senior human resources officer. The senior human resources officer shall have discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Board. The claim shall include a statement of all facts the claimant believes relevant to the claim and copies of all documents, materials, or other evidence that the claimant believes relevant to the claim. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the senior human resources officer, in his or her sole discretion, by providing written notice of the extension to the claimant prior to the expiration of the original 90-day period.

10.    Claims Review Procedure. Any claimant who has been denied a benefit claim shall be entitled, upon written request to the Board, to a review of the denied claim. A request for review, together with a written statement of the claimant's position and any other comments, documents, records or information that the claimant believes relevant to his or her claim, shall be filed with the Board no later than 60 days after receipt of the written notification provided pursuant to Section 9. The Board shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. This 60-day period may be extended an additional 60 days if the Board provides written notice of the extension to the claimant prior to the expiration of the original 60-day period. The written decision shall be final and binding on all parties.

11.    Lawsuits, Jurisdiction, and Venue. No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Sections 9 and 10. Any such lawsuit must be initiated no later than the earlier of (a) one year after the event(s) giving rise to the claim occurred or (b) 60 days after a final written decision was provided to the claimant under Section 10. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Boise, Idaho. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Delaware shall apply.

12.    Effective Date of Plan. This Plan shall become effective as of January 1, 2006.

EXHIBIT A

INVESTMENT ACCOUNTS

Stable Value Account. Deferred Accounts allocated to this account shall be credited with imputed interest according to the regular method and rate established for the Stable Value Account under the Boise Cascade Company Deferred Compensation Plan or any successor to that plan (the “Employee Plan”), without taking into account any changes to that method or rate caused by an event other than amendment of the Employee Plan (e.g., reduction in the rate due to a participant’s termination of employment or other event, such as a change in control). If at any time the Employee Plan ceases to have an investment account designated as a Stable Value Account, the Board shall designate the method and rate for calculating imputed interest under this account.

Note: As of October 31, 2006, the interest crediting rate under the Stable Value Account of the Employee Plan is Moody’s times 130%. The Company shall inform Participants if the rate under the Employee Plan changes at any time.

APPENDIX A
Boise Cascade Company
Form of Deferral Election Form

This form constitutes my election to participate in the Boise Cascade Company Directors Deferred Compensation Plan, subject to the provisions of that plan. I agree that my request to defer cash compensation into the plan is irrevocable by me for compensation to be earned in 20___, except as provided in the plan.

I wish to receive my cash compensation (retainer and meeting fees) as follows:

	20___ ELECTIONS	NEW 20___ ELECTIONS
Director Deferred Compensation Plan*	_____%	____%
Cash	_____%	____%
	100%	100%

*Boise Cascade believes, but does not guarantee, that a deferral election made under the terms of the plan is effective to defer the receipt of taxable income. You are advised to consult with your attorney or accountant regarding the federal and state tax law implications of this deferral.

Signed:

Date:                     Printed Name:

This form must be returned before December 31, 20___, to:

John Sahlberg
Corporate Secretary
Boise Cascade Company
P.O. Box 50
Boise, ID 83728-0050
FAX: 208/331-5757

Boise Cascade Company
Form of Distribution Election Form

THIS DISTRIBUTION ELECTION applies to my Deferred Account balance under the Boise Cascade Company Directors Deferred Compensation Plan (the "Plan"), which is incorporated into this Agreement. I understand that this election is irrevocable except as provided in the Plan.

I elect the following form of distribution of my Deferred Account balance:

☐	Lump-sum payment.
☐ Annual installment payments (in approximately equal amounts) over a period of (choose one of the following):
☐ 2 years         ☐ 3 years

I elect the following distribution beginning date:
☐ January 1 of the year following Termination.
☐ The later of age 55 or Termination.
☐ The later of age 65 or Termination.
☐ The later of age 70 or Termination.

If I die before distributions from the Plan begin, the Company will pay my designated beneficiary the Deferred Account balance as:
☐ Lump-sum payment.
☐ Annual installment payments (in approximately equal amounts) over a period of (choose one of the following):
☐ 2 years         ☐ 3 years

If I choose installment payments and I die after installment payments have begun, the Company will pay my designated beneficiary:
☐ Lump sum of the remaining Deferred Account balance.
☐ The remaining installment payments.

Signed:

Date:                     Printed Name: